As filed with the Securities and Exchange Commission on October 11, 2001

                                                      Registration No. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                      AMERICAN HOME MORTGAGE HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


                DELAWARE                                  13-4066303
    (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                 Identification Number)


                              520 BROADHOLLOW ROAD
                               MELVILLE, NY 11747
                                 (631) 899-3900
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------------


                                 MICHAEL STRAUSS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      AMERICAN HOME MORTGAGE HOLDINGS, INC.
                              520 BROADHOLLOW ROAD
                               MELVILLE, NY 11747
                                 (631) 899-3900
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------


                                   Copies to:

                            Louis J. Bevilacqua, Esq.
                          Cadwalader, Wickersham & Taft
                                 100 Maiden Lane
                            New York, New York 10038
                                 (212) 504-6000

                             ----------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities to be offered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             ----------------------




===============================================================================================================================
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED         PROPOSED MAXIMUM AGGREGATE
 AND SOLD BY THE REGISTRANT(1)                                OFFERING PRICE(1) (2)            AMOUNT OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share(3)(4)

Preferred Stock, par value $1.00 per share(3)

Warrants(3)

    Subtotal..............................................         $50,000,000                          $12,500
===============================================================================================================================

(1) There are being registered hereunder such indeterminate number of shares of common stock, preferred stock and warrants to purchase common stock and such indeterminate number of shares of common stock as may be issued upon the exercise of warrants to purchase common stock, as shall have an aggregate initial offering price not to exceed $50,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3) In addition to the securities issued directly under this registration statement, we are registering an indeterminate number of shares of common stock as may be issued upon the conversion or exchange of the securities issued directly under this registration statement. No separate consideration will be received for any shares of common stock so issued upon conversion or exchange.

(4) The amount of Common Stock registered in any at-the-market offering by us or on our behalf shall be limited to that which is permissible under Rule 415(a)(4)(ii) under the Securities Act of 1933.

====================================================================================================================================
                                                                                                PROPOSED MAXIMUM         AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED         AMOUNT TO BE        PRICE              AGGREGATE           REGISTRATION
         AND SOLD BY SELLING STOCKHOLDERS(1)                 REGISTERED(2)     PER SHARE(3)     OFFERING PRICE(3)           FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share(4).............       1,567,295           20.85             $32,678,100          $ 8,170

Total Amount of Registration Fee.......................                                                                  $20,670
====================================================================================================================================

(1) The prospectus included in this registration statement relates to 1,567,295 shares of common stock registered for one or more offerings by selling stockholders.

(2) In the event of a stock split, stock dividend or similar transaction involving the registrant's common stock, in order to prevent dilution, the number of shares of common stock registered shall automatically increase to cover the additional shares in accordance with Rule 416 under the Securities Act.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low reported sales price per share of common stock on October 9, 2001.

(4) The amount of Common Stock registered in any at-the-market offering by us or on our behalf shall be limited to that which is permissible under Rule 415(a)(4)(ii) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. YOU SHOULD ONLY RELY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN OR IN ANY SUPPLEMENT TO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THESE SECURITIES ARE NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.




PROSPECTUS

SUBJECT TO COMPLETION, DATED OCTOBER 11, 2001

                      AMERICAN HOME MORTGAGE HOLDINGS, INC.
                                     [LOGO]
                                   $50,000,000

                                  COMMON STOCK
                                 PREFERRED STOCK
                                    WARRANTS


     By this prospectus, we intend to offer at one or more times-


     Common Stock
     Preferred Stock
     Warrants to Purchase Common Stock or Preferred Stock


in one or more series with an aggregate initial public offering price of up to $50,000,000 (as described in the applicable prospectus supplement). We will provide the specific terms for each of these securities in supplements to this prospectus.

     In addition, the selling stockholders who are identified in this prospectus may collectively offer and sell, from time to time, up to 1,567,295 shares of the common stock offered by them under this prospectus. For additional information on the methods of sale, you should refer to the section of this prospectus entitled "Plan of Distribution." The securities may be sold directly by us or, in case of the common stock, may also be sold by the selling stockholders, to investors, through agents designated from time to time or to or through dealers or underwriters. See the "Plan of Distribution" section of this prospectus. We will set forth the names of any dealers, underwriters or agents in a prospectus supplement. The net proceeds we expect to receive from such sales also will be set forth in a prospectus supplement. We will not receive any of the proceeds from the sale of common stock by selling stockholders.

     YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENTS CAREFULLY BEFORE YOU INVEST. WE STRONGLY RECOMMEND THAT YOU READ CAREFULLY THE RISKS WE DESCRIBE IN THIS PROSPECTUS AS WELL AS ANY ACCOMPANYING PROSPECTUS SUPPLEMENTS, AS WELL AS THE RISK FACTORS IN OUR MOST CURRENT REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION, FOR A FULLER UNDERSTANDING OF THE RISKS AND UNCERTAINTIES THAT WE FACE. SEE THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



              THE DATE OF THIS PROSPECTUS IS                , 2001

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. YOU SHOULD ONLY RELY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN OR IN ANY SUPPLEMENT TO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THESE SECURITIES ARE NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.


                                TABLE OF CONTENTS


About This Prospectus........................................................1
Where You Can Find More Information..........................................1
Forward-Looking Information..................................................2
The Company..................................................................3
Recent Events................................................................3
Summary of the Securities Offered by this Prospectus.........................4
Risk Factors.................................................................5
Use of Proceeds.............................................................12
Ratio Information...........................................................12
Plan of Distribution........................................................13
Description of Capital Stock................................................15
Description of Warrants.....................................................20
Selling Stockholders........................................................22
Legal Matters...............................................................23
Experts.....................................................................23

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000. In addition, under this shelf process, the selling stockholders also may, over the next two years, collectively sell up to 1,567,295 shares of our common stock in one or more offerings. This prospectus provides you with a general description of the securities we and the selling stockholders may offer.

     Each time we or the selling stockholders sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described immediately below under the heading "Where You Can Find More Information."


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and other reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Web site at http://www.sec.gov.

     This prospectus is part of a registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ours, you should refer to the exhibits that are a part of the registration statement or the prospectus supplement for a copy of the referenced contract or document.

     The SEC allows us to "incorporate by reference" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is an important part of this prospectus, and information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the following documents:

o The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 18, 1999, including any amendments or reports filed for the purpose of updating our common stock description; and

o Our Annual Report on Form 10-K (including the portions of our Annual Report to Stockholders and Proxy Statement incorporated by reference therein) for the fiscal year ended December 31, 2000.

     All documents that we will file with the SEC under the provisions of Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of any offering of securities under this prospectus shall be deemed to be incorporated by reference and to be a part of this prospectus from the date such documents are filed.

     We will provide to you without charge, a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to those documents (unless they are specifically incorporated by reference in those documents). You may request copies by contacting: Joseph Piscopo, Secretary, American Home Mortgage Holdings, Inc., 520 Broadhollow Road, Melville, New York 11747, telephone number (631) 899-3900.


                           FORWARD-LOOKING INFORMATION

     This prospectus contains certain forward-looking statements within the meaning of the federal securities laws. When used in our documents or in any oral presentation, statements which are not historical in nature, including the words "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings (loss), capital expenditures, dividends, capital structure or other financial terms. Certain statements regarding the following particularly are forward-looking in nature:

     o    our business strategy;

     o    development of our Internet capabilities;

     o    projected acquisitions or joint ventures; and

     o    projected capital expenditures.

     The forward-looking statements in this prospectus are based on our management's beliefs, assumptions, and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position to differ materially from expectations are:

     o general volatility of the capital markets and the market price of our shares;

     o changes in the real estate market, interest rates or the general economy of the markets in which we operate;

     o economic, technological or regulatory changes affecting the use of the Internet;

     o    our ability to employ and retain qualified employees;

     o changes in government regulations that are applicable to our regulated brokerage and property management businesses;

     o our ability to identify and complete acquisitions and successfully integrate the businesses we acquire;

     o disruption in the economic and financial conditions primarily from the impact of recent terrorist attacks in the United States, threats of future attacks, police and military activities overseas and other disruptive worldwide political events;

     o    changes in the demand for our services;

     o    the degree and nature of our competition; and

     o the other factors referenced in this prospectus, including, without limitation, under the "Risk Factors" section.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur, we qualify any and all of our forward-looking statements entirely by these cautionary factors.


                                   THE COMPANY

     We are a leading independent mortgage banking company that primarily originates and sells residential mortgage loans. We offer a broad and competitive array of residential mortgage products targeted primarily to high credit-quality borrowers through traditional channels and over the Internet. Our extensive product line includes Fannie Mae-eligible loans, adjustable rate mortgages, jumbo loans and most other mortgage products. Since our initial public offering in October 1999, we have significantly increased our loan origination volume by completing four strategic acquisitions, growing the number of our branch offices to 63 from 16, increasing the size of our sales force to 506 loan officers from 122 and expanding our lending network nationwide. In 2000, we originated $3.0 billion in loans, a 125.7% increase over 1999. For the first quarter of 2001, we originated $1.3 billion in loans, a 32.0% increase over the fourth quarter of 2000. For the second quarter of 2001, we originated $2.1 billion in loans, a 68.0% increase over the first quarter of 2001. For the first six months of 2001, we have originated $3.4 billion in loans, a 179.3% increase over the first six months of 2000. The first quarter loan volume, however, did not reflect our acquisition of ComNet Mortgage Services, which occurred on April 1, 2001. From April 1, 2001 through June 30, 2001, we originated $248.1 million in loans through the network of branch offices we acquired in the ComNet Mortgage Services acquisition.

     We place particular emphasis on marketing our loan products to homebuyers rather than homeowners seeking refinancing. We believe the homebuyer mortgage market is more stable than the refinancing market because the homebuyer market is less dependent on decreases in interest rates. We are able to benefit from expansions in refinancing activity, however, despite our emphasis on the homebuyer market. For example, in the first and second quarters of 2001, as a result of a decrease in mortgage interest rates and a resultant increase in refinancing activity, we began to experience an increase in total closed loan volume. We expect to be able to benefit from future expansions in the refinancing market while maintaining our focus on increasing our volume of loans to homebuyers. We have experienced significant growth in the homebuyer mortgage market through strategic acquisitions, expansion of our Internet business and other organic growth.

     We continue to grow our lending business through internal and external initiatives. We regularly look for and evaluate strategic acquisition opportunities. We believe we are well positioned, given our current size, operational momentum and reputation in the industry, among other things, to make additional accretive acquisitions that will enable us to expand geographically and create greater efficiencies of scale. Over the past two years, we have successfully integrated four acquisitions that have significantly benefited us.

     In addition to our acquisition strategy, we intend to continue to increase our Internet mortgage origination volume through our Web site, MortgageSelect.com, and to expend our existing branch network. We will endeavor to maintain existing relationships and establish new relationships with destination Web sites in an effort to increase the number of sources that refer customers to us. We will also continue to launch enhancements and add services to our Web site to increase the attractiveness of the site to potential partners and loan customers. Over the past several months, we have experienced an increased willingness of quality Web site operators to enter into partnering relationships on terms we expect will be profitable for us. To grow our existing branch network, we plan to open new offices and hire additional loan originators and production personnel. We also intend to further implement our strategy of using new and innovative methods to market our mortgage products, including joint ventures with realtors and homebuilders, corporate affinity lending programs and private label lending relationships.


                                  RECENT EVENTS

     On August 24, 2001 we entered into an agreement to acquire Valley Bancorp, Inc. ("Valley") and its wholly owned subsidiary Valley Bank of Maryland, a federal savings bank located in suburban Baltimore, Maryland. Under this agreement, we will acquire Valley's banking facility in Owings Mills, Maryland, its administrative office in Hunt Valley, Maryland, its federal banking charter, its deposit base, fixed assets and trademarks and other intellectual property. The terms of the transaction include the payment of a combination of shares of our common stock and cash, with the ratio of cash to shares of our common stock being dependent upon the closing price of our common stock at the time of the consummation of the transaction. The combined total purchase price for the acquisition of Valley is approximately $5,500,000. We anticipate the acquisition of Valley will increase our net interest income due to Valley's lower mortgage loan funding costs, increased stability of funding sources and more diverse funding base, as well as reduce the expenses associated with the origination of mortgage loans including a reduction in taxes on mortgage recordings, state income taxes, custodial expenses, and other related regulatory costs.

     The acquisition is subject to Office of Thrift Supervision ("OTS") approval as well as the approval of the shareholders of Valley. It is anticipated that the OTS review process will take approximately six to nine months from the filing of an application for approval. The transaction is expected to close by the second quarter of 2002, pending regulatory approvals and other normal closing conditions.


              SUMMARY OF THE SECURITIES OFFERED BY THIS PROSPECTUS

     We may offer any of the following securities from time to time:

     o    common stock;

     o    preferred stock; and

     o    warrants to purchase common stock or preferred stock.

     In addition, the selling stockholders named in this prospectus may offer shares of our common stock from time to time.

     When we use the term "securities" in this prospectus, we mean any of the securities we or the selling stockholders may offer with this prospectus, unless we say otherwise. The total dollar amount of all securities that we may issue will not exceed $50,000,000, and the total number of shares of our common stock that the selling stockholders may offer will not exceed 1,567,295 shares. This prospectus, including the following summary of the securities to be issued, describes the general terms that may apply to the securities. The specific terms of any particular securities that we or the selling stockholders may offer will be described in a separate prospectus supplement.

Common Stock

     We or the selling stockholders may offer shares of our common stock, which is currently traded on the Nasdaq National Market under the symbol "AHMH".

Preferred Stock

     We may offer our preferred stock in one or more series. For any particular series we offer, the applicable prospectus supplement will describe the specific designation; the aggregate number of shares offered; the rate and periods, or the manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the voting rights, if any; the terms on which the series will be convertible into or exchangeable for other securities or property, if any; the redemption terms, if any; and any other specific terms that apply to that series of preferred stock.

Warrants

     We may offer warrants to purchase our preferred stock or common stock. For any particular warrants we offer, the applicable prospectus supplement will describe the underlying security; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of security to be delivered by us upon exercise; and any other specific terms. We may issue the warrants under warrant agreements between us and one or more warrant agents.

Listing

     If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will state such information.


                                  RISK FACTORS

     THE SECURITIES OFFERED UNDER THIS PROSPECTUS ARE HIGHLY SPECULATIVE AND SUBJECT TO NUMEROUS AND SUBSTANTIAL RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS ALONG WITH THE REST OF THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE RISKS DISCUSSED IN THIS PROSPECTUS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IF THIS WERE TO OCCUR, THE TRADING PRICE OF THE SECURITIES OFFERED IN THIS PROSPECTUS COULD DECLINE SIGNIFICANTLY AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

A PERIOD OF RISING INTEREST RATES, AN ECONOMIC SLOWDOWN OR A RECESSION COULD
  REDUCE THE DEMAND FOR MORTGAGES.

     Rising interest rates generally reduce the demand for consumer credit, including mortgage loans. Fixed rate loans have been at favorably low interest rates for the last several years, generally ranging from 6.25% to 8.5% for conforming loans. There is no assurance that interest rates will continue at favorably low rates. In an economic slowdown or recession, real estate values and home sales decline and the number of borrowers defaulting on their loans increases. In a period of rising interest rates we will originate and sell fewer loans, and in the event of an economic slowdown, we could be required to repurchase more of the loans we have sold as a result of early payment defaults by borrowers. The recent decrease in interest rates has increased refinancing of existing mortgage loans. An increase in interest rates will decrease this activity and in turn decrease our loan originations. Accordingly, a period of rising interest rates, an economic slowdown or a recession would adversely affect our business and results of operations.

AN INCREASE IN INTEREST RATES COULD REDUCE THE VALUE OF OUR LOAN INVENTORY AND
  COMMITMENTS AND OUR HEDGING STRATEGY MAY NOT PROTECT US FROM INTEREST RATE RISK AND MAY LEAD TO LOSSES.

     The value of our loan inventory is based, in part, on market interest rates. Accordingly, we may experience losses on loan sales if interest rates change rapidly or unexpectedly. If interest rates rise after we fix a price for a loan or commitment but before we close or sell such loan, the value of that loan will decrease. If the amount we receive from selling the loan is less than our cost of originating the loan, we may incur net losses, and our business and operating results could be adversely affected. While we use hedging and other strategies to minimize our exposure to interest rate risks, no hedging or other strategy can completely protect us. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. In addition, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the hedges that we make will adequately offset the risks of interest rate volatility or that our hedges will not result in losses.

BECAUSE OUR ABILITY TO FUND MORTGAGE LOANS DEPENDS ON THE AVAILABILITY OF
  FINANCING SOURCES, OUR REVENUES AND BUSINESS WOULD BE NEGATIVELY AFFECTED IF OUR CURRENT FINANCING SOURCES WERE CANCELED OR NOT RENEWED.

     Our ability to make mortgage loans depends largely on our ability to secure financing on acceptable terms. Currently, we fund substantially all of our loans through five separate financing arrangements from four providers. We are currently evaluating our financing arrangements with our providers and may consider proposals from other financing providers. Each of these arrangements is cancelable by the financing provider for cause at any time and some are cancelable at any time without cause. Our financing facilities require us to observe financial and other covenants. Our financial providers may also, from time to time, impose additional limitations on our business, which we have little or no ability to control. If we are not able to renew any of these financing arrangements or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under any of these arrangements, then we will have to reduce our mortgage originations, which would reduce our revenues.

WE FACE RISKS IN CONNECTION WITH ANY COMPLETED OR POTENTIAL ACQUISITION, WHICH
  COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR GROWTH OR OUR OPERATIONS.

     We have recently completed several acquisitions and may at times consider additional strategic acquisitions of mortgage lenders and other mortgage banking- and finance-related companies. Upon completion of an acquisition, we are faced with the challenges of integrating the operations, services, products, personnel and systems of acquired companies into our business, identifying and eliminating duplicated efforts and systems and incorporating different corporate strategies, addressing unanticipated legal liabilities and other contingencies, all of which divert management's attention from ongoing business operations. Any acquisition we make may also result in potentially dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and other intangible assets. We cannot assure you that we will be successful in integrating any acquired business effectively into the operations of our business. In addition, there is substantial competition for acquisition opportunities in the mortgage industry. This competition could result in an increase in the price of, and a decrease in the number of, attractive acquisition candidates. As a result, we may not be able to successfully acquire attractive candidates on terms we deem acceptable. We cannot guarantee you that we will be able to overcome the risks associated with acquisitions or that such risks will not adversely affect our growth and results of operations.

THE SUCCESS AND GROWTH OF OUR BUSINESS WILL DEPEND ON OUR ABILITY TO ADAPT TO
  TECHNOLOGICAL CHANGES.

     Our mortgage origination business is currently dependent on our ability to effectively interface with our customers and efficiently process loan applications and closings. The origination process is becoming more dependent on technological advancement, such as the ability to process applications over the Internet, accept electronic signatures, provide process status updates instantly and other customer expected conveniences that are cost efficient to our process. As these requirements increase in the future, we will have to remain competitive with new technology and such additions may require significant capital expenditures.

WE FACE INTENSE COMPETITION THAT COULD ADVERSELY IMPACT OUR MARKET SHARE AND OUR
  REVENUES.

     We face intense competition from commercial banks, savings and loan associations and other finance and mortgage banking companies, as well as from Internet-based lending companies and other lenders participating on the Internet. Entry barriers in the mortgage industry are relatively low and increased competition is likely. As we seek to expand our business, we will face a greater number of competitors, many of whom will be well-established in the markets we seek to penetrate. Many of our competitors are much larger than we are, have better name recognition than we do and have far greater financial and other resources. We cannot assure you that we will be able to effectively compete against them or any future competitors.

     Competition may lower the rates we are able to charge borrowers, thereby potentially lowering the amount of income on future loan sales and sales of servicing rights. Increased competition also may reduce the volume of our loan originations and loan sales. We cannot assure you that we will be able to compete successfully in this evolving market.

IF WE DO NOT MANAGE OUR GROWTH EFFECTIVELY, OUR FINANCIAL PERFORMANCE COULD BE
  MATERIALLY ADVERSELY AFFECTED.

     We have experienced rapid and substantial growth in our mortgage loan originations and revenues since 1995. We intend to pursue a growth strategy for the foreseeable future by pursuing selective strategic acquisitions of mortgage lenders and other mortgage banking related companies, enhancing and expanding our Internet business, expanding our traditional business into new geographic areas, increasing the market share of our existing community loan offices and entering into additional joint ventures with realtors and builders. We cannot assure you that we will accurately anticipate and respond to the changing demands our expanding operations will face. We anticipate that future operations will place a significant strain on our management, loan originators, information systems and other resources. We must attract and integrate new personnel, increase our financing facilities, improve existing procedures and controls and implement new ones to support any future growth. Our inability to meet our future hiring needs and to adapt our procedures and controls accordingly could have a material adverse effect on our results of operations, financial condition and business prospects. Further, we must maintain and expand our relationships with destination Web sites in order to successfully implement our Internet growth strategy. We cannot assure you that we will achieve our growth expectations, and our inability to do so could have a material adverse effect on our results of operations and our business.

OUR FAILURE TO ATTRACT AND RETAIN KEY MANAGEMENT COULD RESULT IN A MATERIAL
  ADVERSE EFFECT ON OUR BUSINESS.

     Our future success depends to a significant extent on our ability to attract and retain qualified senior management, particularly the continued services of our President and Chief Executive Officer, Michael Strauss. The loss of the services of Mr. Strauss, or the failure to attract and retain other key employees, could have a material adverse effect on our business and results of operations. We do not maintain "key person" life insurance for any of our personnel.

THE LOSS OF KEY PURCHASERS OF OUR LOANS OR A REDUCTION IN PRICES PAID COULD
  ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     We sell substantially all of the mortgages we originate to institutional buyers. In the first six months of 2001, 82% of the loans we sold were to three large national financial institutions, all of which compete with us directly for retail originations. If these financial institutions or any other significant purchaser of our loans cease to buy our loans and equivalent purchasers cannot be found on a timely basis, then our business and results of operations could be materially adversely affected. Our results of operations could also be affected if these financial institutions or other purchasers lower the price they pay to us or adversely change the material terms of their loan purchases from us. The prices at which we sell our loans vary over time. A number of factors determine the price we receive for our loans. These factors include:

     o    the number of institutions that are willing to buy our loans;

     o    the amount of comparable loans available for sale;

     o    the levels of prepayments of, or defaults on, loans;

     o    the types and volume of loans we sell;

     o    the level and volatility of interest rates; and

     o    the quality of our loans.

WE CONDUCT A SIGNIFICANT PORTION OF OUR BUSINESS IN A LIMITED NUMBER OF STATES
  AND MAY BE ADVERSELY AFFECTED BY A FUTURE DECLINE IN ECONOMIC CONDITIONS IN THOSE REGIONS.

     In 2000, approximately 67.8% of the mortgages we originated (as measured by principal balances) were secured by real property located in three states (Illinois, California and New York). For the first six months of 2001, that percentage was 88.9%. A decline in economic conditions in these states or the surrounding regions could have a material adverse effect on our business and results of operations. Moreover, if the real estate markets in these states or regions should experience an overall decline in property values, the overall quality of our loan portfolio may decline and the rates of delinquency, foreclosure, bankruptcy and loss on loans we originate may increase. This would negatively affect our ability to originate loans or to sell our loans.

RECENT TERRORIST ATTACKS IN THE UNITED STATES COULD ADVERSELY AFFECT OUR
  COMPANY.

     On September 11, 2001, terrorists carried out attacks that destroyed the World Trade Center in New York and badly damaged the Pentagon outside of Washington, D.C. As a result, the United States securities markets were closed for several days. The impact which these terrorist attacks, or future events arising as a result of these terrorist attacks, including military or police activities in the United States or foreign countries, future terrorist activities or threats of such activities, political unrest and instability, riots and protests, could have on the United States economy, the financial markets, the stock markets, lending markets, the mortgage lending business in general, or on our company in particular, cannot presently be determined with any accuracy. The purchase of homes and other major items have generally slowed significantly since the attacks. It is possible however that these terrorist acts could have a material adverse effect on our business, our ability to borrow to fund our business, and on our financial condition and results of operations as a whole.

FAILURE TO ATTRACT AND RETAIN QUALIFIED LOAN ORIGINATORS COULD HAVE A MATERIAL
  ADVERSE EFFECT ON OUR BUSINESS.

     We depend on our loan originators to generate customers by, among other things, developing relationships with consumers, real estate agents and brokers, builders, corporations and others, which we believe leads to repeat and referral business. Accordingly, we must be able to attract, motivate and retain skilled loan originators. In addition, our growth strategy contemplates hiring additional loan originators. The market for such persons is highly competitive and historically has experienced a high rate of turnover. Competition for qualified loan originators may lead to increased costs to hire and retain them. We cannot guarantee that we will be able to attract or retain qualified loan originators. If we cannot attract or retain a sufficient number of skilled loan originators, or even if we can retain them but at higher costs, our business and results of operations could be adversely affected.

CHANGES IN EXISTING GOVERNMENT SPONSORED AND FEDERAL MORTGAGE PROGRAMS COULD
  NEGATIVELY AFFECT OUR BUSINESS.

     Our ability to generate revenue through mortgage sales to institutional investors largely depends on programs administered by Fannie Mae, Freddie Mac, Ginnie Mae and others which facilitate the issuance of mortgage-backed securities in the secondary market. A portion of our business also depends on various programs administered by the Federal Housing Administration (FHA) and the Veterans Administration (VA). Any discontinuation of, or significant reduction in, the operation of those programs could have a material adverse effect on our business and results of operations. Also, any significant adverse change in the level of activity in the secondary market or the underwriting criteria of these entities would reduce our revenues.

WE MAY BE REQUIRED TO RETURN PROCEEDS OBTAINED FROM THE SALE OF LOANS, WHICH
  WOULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

     When we sell a loan to an investor, we are required to make representations and warranties regarding the loan, the borrower and the property. These representations are made based in part on our due diligence and related information provided to us by the borrower and others. If any of these representations or warranties are later determined not to be true, we may be required to repurchase the loan, including principal and interest, from the investor or indemnify the investor for any damages or losses caused by the breach of such representation or warranty. In connection with some non-prime loan sales, we may be required to return a portion of the premium paid by the investor if the loan is prepaid within the first year after its sale. If, to any significant extent, we are required to repurchase loans, indemnify investors or return loan premiums, it could have a material adverse effect on our business and results of operations.

OUR NON-PRIME MORTGAGE BUSINESS SUBJECTS US TO GREATER RISKS THAN OUR PRIME
  BUSINESS AND IF WE WERE TO INCREASE OUR NON-PRIME MORTGAGE BUSINESS IN THE FUTURE, OUR BUSINESS COULD BECOME LESS STABLE.

     The non-prime mortgage banking industry is riskier than the conforming mortgage business primarily because there is a greater risk of default and product offerings for non-prime mortgages frequently change, which may make selling a non-prime loan to our institutional investors more difficult. Our failure to adequately address the related risks could have a material adverse effect on our business and results of operations. The non-prime mortgage business has been subject to increased public and regulatory scrutiny as of late, which has resulted and is expected to continue to result in more stringent regulation of this business. In addition, a number of companies engaged in this business have recently become subject to class-action lawsuits and regulatory actions alleging, among other things, improper marketing practices, improper account terms and fees and disclosure violations. We currently make a limited number of loans to borrowers who have impaired or limited credit histories or higher debt-to-income ratios than prime mortgage lenders allow. For the year ended December 31, 2000, approximately 2.1% of the dollar amount, or 3.4% of the total number, of our loans originated were categorized as non-prime. For the first six months of 2001, those percentages were 1.2% and 1.6%, respectively.

OUR FINANCIAL RESULTS FLUCTUATE AS A RESULT OF SEASONALITY AND OTHER FACTORS,
  INCLUDING THE DEMAND FOR MORTGAGE LOANS, WHICH MAKES IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE.

     Our business is generally subject to seasonal trends. These trends reflect the general pattern of resales of homes, which typically peak during the spring and summer seasons. Our quarterly results have fluctuated in the past and are expected to fluctuate in the future, reflecting the seasonality of the industry. Further, if the closing of a sale of loans is postponed, the recognition of income from the sale is also postponed. If such a delay causes us to recognize income in the next quarter, our results of operations for the previous quarter could be materially adversely affected. Unanticipated delays could also increase our exposure to interest rate fluctuations by lengthening the period during which our variable rate borrowings under our credit facilities are outstanding. If our results of operations do not meet the expectations of our stockholders and securities analysts, then our common stock price may be materially adversely affected.

WE MUST COMPLY WITH NUMEROUS GOVERNMENT REGULATIONS AND WE ARE SUBJECT TO
  CHANGES IN LAW THAT COULD INCREASE OUR COSTS AND ADVERSELY AFFECT OUR
  BUSINESS.

     Our business is subject to the laws, rules and regulations of various federal, state and local government agencies regarding the origination, processing, underwriting, sale and servicing of mortgage loans. These laws, rules and regulations, among other things, limit the interest rates, finance charges and other fees we may charge, require us to make extensive disclosure, prohibit discrimination and impose qualification and licensing obligations on us. They also impose on us various reporting and net worth requirements. We also are subject to inspection by these government agencies. Our business is also subject to laws, rules and regulations regarding the disclosure of non-public information about our customers to non-affiliated third parties. Our failure to comply with any of these requirements could lead to, among other things, the loss of approved status, termination of contractual rights without compensation, demands for indemnification or mortgage loan repurchases, class action lawsuits and administrative enforcement actions.

     Our operations on the Internet are not currently subject to direct regulation by any government agency in the United States beyond mortgage-related regulations and regulations applicable to businesses generally. A number of legislative and regulatory proposals currently under consideration by federal, state and local governmental organizations may lead to laws or regulations concerning various aspects of business on the Internet, including: user privacy, taxation, content, access charges, liability for third-party activities, and jurisdiction. The adoption of new laws or a change in the application of existing laws may decrease the use of the Internet, increase our costs or otherwise adversely affect our business.

     Regulatory and legal requirements are subject to change. If such requirements change and become more restrictive, it would be more difficult and expensive for us to comply and could affect the way we conduct our business, which could adversely impact our results of operations. While we believe we are currently in material compliance with the laws, rules and regulations to which we are subject, we cannot assure you that we are, or will be, in full compliance with applicable laws, rules and regulations.

     If we cannot comply with those laws or regulations, or if new laws limit or eliminate some of the benefits of purchasing a mortgage, our business and results of operations may be materially adversely affected. For further discussion of the types of governmental regulation applicable to our business.

POTENTIAL ADDITIONAL GOVERNMENTAL REGULATIONS

     In the event we complete our acquisition of Valley, See the "Recent Events" section of this Prospectus, we would then be subject to additional governmental regulations as a banking institution. The banking industry is heavily regulated under both federal and, under certain circumstances, state law. Valley is a Federally chartered savings bank. Federal bank regulatory agencies regulate many aspects of a bank's operations. These areas include, but are not limited to, the capital a bank must maintain, the kinds of activities a bank may engage in, the types and levels of investments a bank may make, the locations of a bank's offices, how much interest a bank may pay on demand deposits, insurance of a bank's deposits and the premiums a bank must pay for this insurance and how much cash a bank must set aside as reserves for its deposits. These regulations are primarily intended to protect depositors and the Federal Deposit Insurance Corporation, not the bank's creditors or stockholders. Regulations affecting banks and financial services businesses are undergoing continuous change, and the ultimate effect of such changes cannot be predicted. Regulations and laws may be modified at any time, and new legislation may be enacted that could affects us and our subsidiaries if the Valley acquisition is completed.

CHANGES IN ACCOUNTING PRINCIPLES COULD HAVE A MATERIAL EFFECT ON OUR RESULTS OF
  OPERATIONS.

     We utilize several types of derivative instruments to manage various operating risks. Effective January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") as required. SFAS No. 133, as amended, standardizes the accounting for derivative instruments and hedging activities and requires that all derivative instruments be recognized as assets and liabilities at fair value. In accordance with such adoption, all derivative instruments are recognized on our balance sheet at fair value effective January 1, 2001. The impact of the accounting for our risk management activities pursuant to SFAS No. 133 may create a level of ongoing volatility due to the periodic revaluation of derivative instrument positions which could cause significant fluctuations in our reported results of operations.

     The Financial Accounting Standards Board is considering a number of mortgage banking industry-related issues concerning the implementation of SFAS No. 133. The ultimate conclusions reached concerning these issues could result in material changes to the recorded carrying values of our derivative instruments which would have a significant impact on our reported earnings.

     On July 20, 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), and No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). These Statements make significant changes to the accounting for business combinations, goodwill, and intangible assets. SFAS 141 eliminates the pooling-of-interests method of accounting for business combinations. In addition, it further clarifies the criteria for recognition of intangible assets separately from goodwill. This statement is effective for business combinations completed after June 30, 2001.

     SFAS 142 discontinues the practice of amortizing goodwill and indefinite lived intangible assets and initiates an annual review for impairment. Impairment would be examined more frequently if certain indicators of such are encountered. Intangible assets with a determinable useful life will continue to be amortized over that period. Recorded goodwill and intangible assets will be affected when the Statement is adopted on January 1, 2002, however the Company has not completed its assessment of the impact.

IF WE RETAIN THE SERVICING RIGHTS TO OUR LOANS IN THE FUTURE WE WOULD BE SUBJECT
  TO ADDITIONAL RISKS THAT WE DO NOT CURRENTLY FACE.

     Generally, we sell the servicing rights to our loans at the same time that we sell such loans. Although we currently do not intend to retain the servicing rights to our loans, we may decide to do so in the future if market conditions or other considerations justify doing so. If we were to service our loans ourselves, we would be subject to additional risks, including decreased operating cash flow and the potential of having to write down the value of the servicing rights through a charge to earnings, particularly as a result of changing interest rates and alternative financing options that lead to increased prepayments. If we were to retain the servicing rights to our loans, we would have to adequately address these and other related risks. Our failure to do so could have a material adverse effect on our business and results of operations.

THE LOSS OF OUR RELATIONSHIPS WITH GOVERNMENT AGENCIES AND RELATED ENTITIES
  WOULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

     Our agreements with Fannie Mae, Freddie Mac, Ginnie Mae, the FHA and the VA afford us a number of advantages and may be canceled by the counterparty for cause. Cancellation of one or more of these agreements would have a material adverse impact on our operating results and could result in further disqualification with other counterparties, loss of technology and other materially adverse consequences.

WE ARE EXPOSED TO ENVIRONMENTAL LIABILITIES WITH RESPECT TO PROPERTIES TO WHICH
  WE TAKE TITLE, WHICH COULD INCREASE OUR COSTS OF DOING BUSINESS AND ADVERSELY IMPACT OUR RESULTS OF OPERATIONS.

     In the course of our business, at various times, we may foreclose and take title (for security purposes) to residential properties, and could be subject to environmental liabilities with respect to such properties. To date, we have not been required to perform any environmental investigation or remediation activities, nor have we been subject to any environmental claims relating to these activities. We cannot assure you that this will remain the case in the future. We may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and clean up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with an environmental investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties seeking damages and costs resulting from environmental contamination emanating from such property.

OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR
  OUR STOCKHOLDERS.

     The market price of our common stock could be subject to wide fluctuations in response to such factors as:

     o    issuing new equity securities pursuant to this offering or otherwise;

     o the amount of our common stock outstanding and the trading volume of the stock;

     o    actual or anticipated changes in our future financial performance;

     o    changes in financial estimates by securities analysts;

     o    conditions and trends in the Internet and e-commerce business;

     o competitive developments, including announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     o    the operating and stock performance of our competitors;

     o    changes in interest rates;

     o general market and economic conditions and the impact of recent terrorist activities; and

     o    additions or departures of key personnel.

THERE MAY BE SUBSTANTIAL SALES OF OUR COMMON STOCK AFTER THE OFFERING WHICH
  WOULD CAUSE A DECLINE IN OUR STOCK PRICE.

     Sales of substantial amounts of our common stock in the public market following an offering of our securities, or the perception that such sales could occur, could have a material adverse effect on the market price of our common stock. In October 2001, options to purchase 496,933 shares of common stock will become exercisable. In December 2001, options to purchase 123,494 shares of common stock will become exercisable. We have also granted warrants, which warrants are currently exercisable, to purchase 79,000 shares of our common stock. Once exercisable, these shares will then become eligible for resale.

OUR PRINCIPAL STOCKHOLDER IS ABLE TO EXERCISE SIGNIFICANT CONTROL OVER OUR
  OPERATIONS AND ANY SIGNIFICANT CORPORATE TRANSACTIONS.

     Our President and Chief Executive Officer, Mr. Strauss, owns approximately 39.3% of our outstanding common stock. Accordingly, Mr. Strauss effectively has the ability to control our affairs and the outcome of all matters requiring stockholder approval, including:

     o   the election and removal of directors;

     o   amendments to our charter; and

     o approval of significant corporate transactions, such as an acquisition of our company or assets.

     Mr. Strauss' effective control position would prevent a change in control transaction with respect to our company without his approval.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

     Some provisions of our amended and restated certificate of incorporation, bylaws and Delaware law contain anti-takeover provisions that could make it more difficult for a third party to acquire us, even if such a transaction would be beneficial to you as a stockholder. For a more detailed discussion of these provisions, please see the "Description of Capital Stock" section of this prospectus.

AS A HOLDING COMPANY, WE DEPEND ON DIVIDENDS AND DISTRIBUTIONS FROM OUR
  OPERATING SUBSIDIARIES TO FUND OUR OPERATIONS AND MAY, AS A RESULT, BE SUBORDINATE TO THE RIGHTS OF THEIR EXISTING AND FUTURE CREDITORS.

     We are a holding company and our principal assets are the shares of the capital stock of our wholly-owned subsidiaries, American Home Mortgage Corp. and Marina Mortgage Company, Inc. As a holding company without independent means of generating operating revenue, we depend on dividends and other payments from our wholly-owned subsidiaries to fund our obligations and meet our cash needs. Our expenses may include salaries of our executive officers, insurance, professional fees and service of indebtedness that may be outstanding at various times. Financial covenants under the existing or future loan agreements of our wholly-owned subsidiaries, or provisions of the laws of the states where our subsidiaries are organized, may limit their ability to make sufficient dividend or other payments to us to permit us to fund our obligations or meet our cash needs, in whole or in part. By virtue of our holding company status, our common stock is structurally junior in right of payment to all existing and future liabilities of our subsidiaries.


                                 USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the securities offered by us for general corporate purposes, which may include, among other things, working capital, acquisitions and capital expenditures. We may temporarily invest funds that are not immediately needed for these purposes in short-term marketable securities.

     We will not receive any of the proceeds from the sale of common stock that may be sold by the selling stockholders.


                                RATIO INFORMATION

     The ratio of earnings to combined fixed charges and preferred dividends was calculated by dividing the sum of fixed charges and preferred dividends into the sum of earnings before taxes and fixed charges. Fixed charges for purposes of the ratios consist of interest expense and certain other immaterial expenses. Preferred dividends represent the pre-tax earnings necessary to cover the dividends on our preferred stock, assuming such earnings are taxed at our consolidated effective tax rate. The table below presents the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends for the fiscal years ended December 31, 1996, December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000 and the six months ended June 30, 2001.

                                                           Years Ended December 31
                                       -----------------------------------------------------------------
                                                                                                             Six Months
                                                                                                                Ended
Ratio of earnings to                      1996         1997          1998         1999          2000        June 30, 2001
combined fixed charges                 ----------   -----------   -----------   ----------   -----------   ---------------
and preferred
dividends..............................  2.43:1       3.62:1         3.66:1       3.36:1        2.34:1          4.67:1


                              PLAN OF DISTRIBUTION

DISTRIBUTIONS BY THE COMPANY

     We may sell the offered securities from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale:

     o    through underwriters or dealers;

     o    through agents;

     o    directly to one or more purchasers;

     o through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system; or

     o    by any other legally available means.

     We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

SALE THROUGH UNDERWRITERS

     If we use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated otherwise in a prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

SALE THROUGH AGENTS

     We may sell offered securities through agents designated by us. Unless indicated in the prospectus supplement, the agents have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

DIRECT SALES

     We may also sell offered securities directly as principal for our own account. In this case, no underwriters or agents would be involved.

SALE THROUGH THE INTERNET

     We may from time to time offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

     Such a bidding or ordering system may present to each bidder, on a real-time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. Other pricing methods may also be used. Upon completion of such an auction process securities will be allocated based on prices bid, terms of bid or other factors.

     The final offering price at which securities would be sold and the allocation of securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocation systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.

     If an offering is made using such a bidding or ordering system you should review the auction rules, as described in the prospectus supplement, for a more detailed description of such offering procedures.

GENERAL INFORMATION

     Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from us and/or the purchasers of securities for whom such broker-dealers, agents or underwriters may act as agents or to whom they sell as principal or both (this compensation to a particular broker-dealer might be in excess of customary commissions).

     Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act if we enter into any material arrangement with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     o    the name of any participating broker, dealer, agent or underwriter;

     o    the number and type of securities involved;

     o    the price at which such securities were sold;

     o the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and

     o    other facts material to the transaction.

     There can be no assurance that we will sell all or any of the securities offered by this prospectus.

DISTRIBUTIONS BY SELLING STOCKHOLDERS

     The selling stockholders may sell shares of our common stock directly, through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best efforts basis. The selling stockholders may sell all or part of their shares in one or more transactions at prices at or related to the then-current market price or at negotiated prices. The selling stockholders will determine the specific offering price of the shares from time to time that, at that time, may be higher or lower than the market price of our common stock on the Nasdaq National Market.

     To the extent required by a particular offering in a prospectus supplement or, if appropriate, a post-effective amendment, we will set forth:

     o    any underwriters, dealers or agents;

     o    their compensation;

     o the number of shares of common stock to be sold and the participating selling stockholders; and

     o    the public offering price of the shares of common stock to be sold.

     The applicable prospectus supplement will also set forth the extent to which we will have agreed to bear fees and expenses of the selling stockholders in connection with the registration of the common stock being offered thereby by them. We may, if so indicated in the applicable prospectus supplement, agree to indemnify selling stockholders against certain civil liabilities, including liabilities under the Securities Act.

     In connection with any underwritten offering, underwriters and their agents may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or from purchasers of shares for whom they act as agents. Underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, commissions or concessions from the underwriters and/or commissions from the purchasers for whom they may act as agents (this compensation to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any underwriters, dealers or agents participating in the distribution of the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit from the sale of such shares by the selling stockholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     In addition, any shares of the common stock held by selling stockholders which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     We cannot assure you that the selling stockholders will sell all or any portion of the shares of common stock offered by this prospectus.


                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock and selected provisions of our Restated Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by reference to our Restated Certificate of Incorporation and Bylaws.

COMMON STOCK

     Our Restated Certificate of Incorporation authorizes the issuance of up to 19,000,000 shares of common stock, par value $0.01 per share, of which 11,745,215 shares (excluding 50,001 shares of restricted stock issued to our 3 non-employee directors) were outstanding as of October 9, 2001. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. There is no cumulative voting for election of directors. Accordingly, the holders of a majority of the shares voted can elect all of the nominees for director. Subject to the preferences of any series of preferred stock that may at times be outstanding, if any, holders of outstanding shares of common stock are entitled to receive dividends when, as, and if declared by our Board of Directors out of funds legally available for dividends and, if we liquidate, dissolve or wind up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

PREFERRED STOCK

     Our Restated Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $1.00 per share, none of which are outstanding. We may issue, from time to time in one or more series, preferred stock, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by our stockholders, and may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our Board of Directors to issue preferred stock could discourage, delay or prevent a takeover.


     The description of the terms of a particular preferred stock in the applicable prospectus supplement will not be complete. You should refer to the applicable certificate of designation for complete information regarding a series of preferred stock. The prospectus supplement will also contain a description of U.S. federal income tax consequences relating to the preferred stock, if material.


     The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including, where applicable:

     o the designation, stated value and liquidation preference of such preferred stock and the number of shares offered;

     o    the offering price;

     o the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

     o    any redemption or sinking fund provisions;

     o the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

     o the terms and conditions, if any, on which shares of such series shall be exchangeable for shares of our stock of any other class or classes, or other series of the same class;

     o the voting rights, if any, of shares of such series in addition to those set forth in "Voting Rights" below;

     o that status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

     o the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or of any other class of our stock ranking junior to the shares of such series as to dividends or upon liquidation;

     o the conditions and restrictions, if any, on the creation of indebtedness of us or of any subsidiary, or on the issue of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

     o any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

     The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will upon issuance rank senior to the common stock and on a parity in all respects with each other outstanding series of preferred stock.

     Dividends. Unless otherwise specified in the applicable prospectus supplement, before any dividends may be declared or paid to the holders of shares of our common stock, par value $.01 per share, or of any other of our capital stock ranking junior to any series of the preferred stock as to the payment of dividends, the holders of the preferred stock of that series will be entitled to receive, when and as declared by the Board of Directors or a duly authorized committee of the board, out of our net profits or net assets legally available therefor, dividends will be payable at such times and rates as will be specified in the applicable prospectus supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable prospectus supplement. Dividends will be payable to the holders of record as they appear on our stock transfer records on such dates (not less than 15 days nor more than 60 days prior to a dividend payment date) as will be fixed by the Board of Directors or a duly authorized committee thereof.

     Dividends, if any, will be paid in the form of cash, shares of our securities or other property, as may be determined by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as specified in the applicable prospectus supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the holders of the preferred stock of that series will have no right to receive a dividend in respect of the dividend period relating to such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on that series are declared or paid on any future dividend payment dates. If dividends on any series of preferred stock are not paid in full or declared in full and sums set apart for the payment thereof, then no dividends shall be declared and paid on that series unless declared and paid ratably on all shares of every series of preferred stock then outstanding, including dividends accrued or in arrears, if any, in proportion to the respective amounts that would be payable per share if all such dividends were declared and paid in full.

     The prospectus supplement relating to a series of preferred stock will specify the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any of our subsidiaries of, the common stock or of any other class of our stock ranking junior to the shares of that series as to dividends or upon liquidation and any other preferences, rights, restrictions and qualifications that are not inconsistent with the certification of incorporation.

     Liquidation Rights. Unless otherwise specified in the prospectus supplement relating to a series of preferred stock, upon our liquidation, dissolution or winding up (whether voluntary or involuntary) the holders of preferred stock of that series will be entitled to receive out of our assets available for distribution to our stockholders, whether from capital, surplus or earnings, the amount specified in the applicable prospectus supplement for that series, together with all dividends accrued and unpaid, before any distribution of the assets will be made to the holders of common stock or any other class or series of shares ranking junior to that series of preferred stock upon liquidation, dissolution or winding up, and will be entitled to no other or further distribution. If, upon our liquidation, dissolution or winding up the assets distributable among the holders of a series of preferred stock shall be insufficient to permit the payment in full to the holders of that series of preferred stock of all amounts payable to those holders, then the entire amount of our assets thus distributable will be distributed ratably among the holders of that series of preferred stock in proportion to the respective amounts that would be payable per share if those assets were sufficient to permit payment in full. Neither our consolidation, merger or other business combination with or into any other individual, firm, corporation or other entity nor the sale, lease, exchange or conveyance of all or any part of our property, assets or business will be deemed to be a liquidation, dissolution or winding up.

     Redemption. If so specified in the applicable prospectus supplement, any series of preferred stock may be redeemable, in whole or in part, at our option or pursuant to a retirement or sinking fund or otherwise, on terms and at the times and the redemption prices specified in that prospectus supplement. If less than all shares of the series at the time outstanding are to be redeemed, the shares to be redeemed will be selected pro rata or by lot, in such manner as may be prescribed by resolution of the Board of Directors.

     Voting Rights. Unless otherwise determined by the Board of Directors and indicated in the applicable prospectus supplement, holders of the preferred stock of that series will have the voting rights as set forth in the applicable certificate of designation or as otherwise from time to time required by law.

     Other. Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION ON LIABILITY

     Our Restated Certificate of Incorporation includes provisions that eliminate the personal liability of our directors and officers for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law ("DGCL") or for any transaction from which the director derived an improper personal benefit). We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

     Section 145 of the DGCL permits a corporation to indemnify certain of its officers, directors, employees and agents. Our Restated Certificate of Incorporation provides that we will indemnify, to the fullest extent permitted under law, each of our directors and officers with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was one of our directors or officers. We are also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.

     We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DELAWARE ANTI-TAKEOVER LAW

     We are subject to Section 203 of the DGCL ("Section 203"), which, subject to certain exceptions and limitations, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless:

     (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (for the purposes of determining the number of shares outstanding under the DGCL, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer are excluded from the calculation); or

     (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

     For purposes of Section 203, a "business combination" includes:

     (i) any merger or consolidation involving the corporation and the interested stockholder;

     (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     For purposes of Section 203, an interested stockholder is defined as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

SELECTED CERTIFICATE AND BYLAW PROVISIONS

     Our Restated Certificate of Incorporation provides that our Board of Directors will be divided into 3 classes, with staggered 3-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.

     Our Restated Certificate of Incorporation also provides that directors may be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of our total outstanding voting stock. Vacancies on our Board of Directors, including those resulting from an increase in the number of directors, may be filled only by the remaining directors, not by stockholders.

     Any action required or permitted to be taken by our stockholders may be effected only at an annual or special meeting of stockholders and will not be permitted to be taken by written consent in lieu of a meeting. Our Restated Certificate of Incorporation and Bylaws also provide that special meetings of stockholders may be called by the chairman of the board or the president and shall be called by any such officer at the written request of a majority of our Board of Directors. Stockholders will not be permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders. Our Restated Certificate of Incorporation provides that our Bylaws may only be amended by the affirmative vote of the holders of at least a majority of our outstanding voting stock or by a vote of a majority of the members of the Board of Directors in office.

     Our Bylaws contain an advance notice procedure for nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meeting must be received by us not less than 60 nor more than 90 days prior to the scheduled annual meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting.

     The preceding provisions could have the effect of discouraging, delaying or making more difficult certain attempts to acquire us or to remove incumbent directors even if a majority of our stockholders believe the attempt to be in their or our best interests.

OPTIONS AND OTHER AWARDS

     Since our initial public offering, we have issued 50,001 shares of restricted stock under our 1999 Omnibus Stock Incentive Plan, granted options to purchase a total of 889,818 shares of common stock under our 1999 Omnibus Stock Incentive Plan and issued warrants to purchase 250,000 shares of common stock.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038 is the transfer agent and registrar of our common stock.


                             DESCRIPTION OF WARRANTS

General

     The following description, together with any information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. Although the terms summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement and such terms may differ from the terms described below.

     We may issue, together with other securities or separately, warrants to purchase our common stock or preferred stock. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

     This section, along with the description in the applicable prospectus supplement, is a summary of certain provisions of the forms of warrant agreements and warrant certificates and is not complete. We urge you to read any applicable warrant agreements and warrant certificates, because those documents, and not these descriptions, define your rights as a holder of warrants. We will file copies of the forms of the warrant agreements and warrant certificates as exhibits to the Registration Statement of which this prospectus is a part or as exhibits to a Report on Form 8-K.

     The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

     o    the title of the warrants;

     o the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

     o the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

     o    the price or prices at which the warrants will be issued;

     o    the aggregate number of warrants;

     o any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

     o the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

     o if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

     o if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

     o any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

     o the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

     o the maximum or minimum number of warrants which may be exercised at any time;

     o    whether the warrants are to be issued in registered or bearer form;

     o whether the warrants are extendible and the period or periods of such extendibility; and

     o    information with respect to book-entry procedures, if any.

     Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.

Exercise of Warrants

     Each warrant will entitle the holder thereof to purchase for cash the amount of shares of common or preferred stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

     Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder's warrant(s).


                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding (i) the beneficial ownership, as of October 9, 2001, of our shares of common stock (ii) the shares which may be offered by the selling stockholders from time to time, and (iii) the beneficial ownership of common stock as adjusted to reflect the sale of the common stock by the selling stockholders. Except as otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their securities, except to the extent that authority is shared by spouses under applicable law. The information in the table concerning the selling stockholders who may offer common stock hereunder from time to time is based on information provided to us by such stockholders. Information concerning such selling stockholders may change from time to time and any changes of which we are advised will be set forth in a prospectus supplement to the extent so required. See "Plan of Distribution."


-------------------------------------------------------------------------------------------------------------------
                                                                           Shares Beneficially
                                                                           Owned Prior to the
                                                                               Offering(2)           Maximum Number
Name of Selling                                                           ----------------------       of Shares
Stockholder(1)                Relationship to American Home                Number        Percent     to be Offered
----------------------        ----------------------------------          ---------      -------     --------------
Michael Strauss               President, Chief Executive Officer          4,779,606        40.7%       1,194,902
                                and Chairman
-------------------------------------------------------------------------------------------------------------------
John A. Johnston              Chief Executive Officer of Marina             430,412         3.7          107,603
                                Mortgage Company
-------------------------------------------------------------------------------------------------------------------
John Manglardi                Senior Executive Vice President               133,380         1.1           33,345
-------------------------------------------------------------------------------------------------------------------
Vincent Manglardi             Senior Executive Vice President               133,380         1.1           33,345
-------------------------------------------------------------------------------------------------------------------
Jeffrey Lake                  Senior Executive Vice President               133,380         1.1           33,345
-------------------------------------------------------------------------------------------------------------------
Thomas Fiddler                Executive Vice President                       44,276        *              11,069
-------------------------------------------------------------------------------------------------------------------
Ronald Bergum                 President of Marina Mortgage Company          388,470         3.3           97,118
-------------------------------------------------------------------------------------------------------------------
Stanley Bergum                Branch Manager Mortgage Select                 57,324        *              14,331
-------------------------------------------------------------------------------------------------------------------
Michael Moore                 Vice President of Marina Mortgage Company      57,324        *              14,331
-------------------------------------------------------------------------------------------------------------------
Lanceworth Powell             Branch Manager of Marina Mortgage Company      11,464        *               2,912
-------------------------------------------------------------------------------------------------------------------
Steven Somerman               Vice President of Marina Mortgage Company      45,895        *              11,474
-------------------------------------------------------------------------------------------------------------------
Darius Livian                 Branch Manager of Marina Mortgage Company      11,464        *               2,912
-------------------------------------------------------------------------------------------------------------------
John Carnahan                 Loan Officer of Marina Mortgage Company         5,750        *               1,438
-------------------------------------------------------------------------------------------------------------------
Nicholas Marfino              Director                                        8,000        *               2,000
-------------------------------------------------------------------------------------------------------------------
Daniel Manginelli, III        Branch Manager of Marina Mortgage Company      28,680        *               7,170
-------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                                  1,567,295
-------------------------------------------------------------------------------------------------------------------




                                 Shares to be Beneficially
                                  Owned After the Offering
                                  Assuming Sale of Maximum
                               Number of Shares Offered(2)(3)
Name of Selling                ------------------------------
Stockholder(1)                  Number           Percent
----------------------         ---------        --------
Michael Strauss                  3,584,704         30.5%
-------------------------------------------------------------
John A. Johnston                   322,809          2.8
-------------------------------------------------------------
John Manglardi                     100,035          0.9
-------------------------------------------------------------
Vincent Manglardi                  100,035          0.9
-------------------------------------------------------------
Jeffrey Lake                       100,035          0.9
-------------------------------------------------------------
Thomas Fiddler                      33,207            *
-------------------------------------------------------------
Ronald Bergum                      291,352          2.5
-------------------------------------------------------------
Stanley Bergum                      42,993            *
-------------------------------------------------------------
Michael Moore                       42,993            *
-------------------------------------------------------------
Lanceworth Powell                    8,552            *
-------------------------------------------------------------
Steven Somerman                     34,421            *
-------------------------------------------------------------
Darius Livian                        8,552            *
-------------------------------------------------------------
John Carnahan                        4,312            *
-------------------------------------------------------------
Nicholas Marfino                     6,000            *
-------------------------------------------------------------
Daniel Manginelli, III              21,510            *
-------------------------------------------------------------
TOTAL
-------------------------------------------------------------

* Represents less than 1% of our Common Stock.

----------------------

(1)  The name of each person listed in the table is c/o American
Home Mortgage Holdings, Inc., 520 Broadhollow Road, Melville, New
York 11747.

(2) The information contained in this table reflects "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934. The number of shares and percentages included in these columns are calculated in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934. Pursuant to that rule, in addition to the issued and outstanding shares beneficially owned, holders are treated as beneficially owning shares that are subject to options that are exercisable within 60 days. For purposes of calculating the percentage of shares owned, the option shares attributed to each holder are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that holder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other person.

(3) Assumes the sale of all of the shares offered by this prospectus. The selling stockholders may sell none, all or a portion of the shares offered by this prospectus.

      The prospectus supplement for any offering of the common stock by the selling stockholders will include the following information:

            --the names of the participating selling stockholders;

            --the number of shares held by each of such selling stockholders before and after the offering;

            --the percentage of the common stock held by each of such selling stockholders before and after the offering; and

            --the number of shares of the common stock offered by each of such selling stockholders.


                                  LEGAL MATTERS

     The validity of the securities we and the selling stockholders are offering will be passed upon for us and the selling stockholders by Cadwalader, Wickersham & Taft, New York, New York.


                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

===============================================================================


                                     [LOGO]



                      AMERICAN HOME MORTGAGE HOLDINGS, INC.









                               ------------------

                                   PROSPECTUS

                               ------------------







                                     , 2001







===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following statement sets forth the estimated expenses in connection with the offering described in the registration statement (all of which will be borne by us).

       Securities and Exchange Commission Fee   $  20,670
       NASD Fee                                     8,768
       Printing and Engraving Expenses*            10,000
       Accountants' Fees and Expenses*             10,000
       Legal Fees and Expenses*                    25,000
       Miscellaneous*                               5,000
                                                ---------
       TOTAL*                                   $  79,438

-----------------

*  Estimated. Does not include fees that may be payable to an underwriter.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as a director, officer, employee or agent of another corporation, organization or enterprise at the request of the corporation, against all liability and expenses (including, but not limited to, attorneys' fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, in which he or she may be involved by reason of the fact that he or she served or is serving in these capacities, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe that his or her conduct was unlawful. In the case of a claim, action, suit or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of his or her duty to the corporation, except for such expenses as the court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, issue or matter therein shall be indemnified as of right against all expenses in connection therewith or resulting therefrom.

     Our Bylaws provide for a broad right for indemnification for any person who is or was involved in any manner in any threatened, pending, or completed investigation, claim, action, suit, or proceeding by reason of the fact that the person had agreed to become a director, officer, employee, or agent of our company. Pursuant to Article VIII of our Bylaws, we will indemnify directors and officers to the fullest extent permitted by applicable law as it presently exists or is amended. We are insured against actions taken under our Bylaws and the directors and officers are insured directly at our expense against such liabilities for which indemnification is not made.

ITEM 16.  EXHIBITS


   EXHIBIT NO.                              DESCRIPTION
---------------   --------------------------------------------------------------
     1.1          Form of Underwriting Agreement. +
     1.2          Form of Warrant Agreement for Common Stock. +
     1.3          Form of Warrant Agreement for Preferred Stock. +
     4.1          Specimen Certificate for the Registrant's Common Stock. *
     4.2          Specimen Certificate for the Registrant's Preferred Stock. **
     5            Opinion of Cadwalader, Wickersham & Taft. +
    12.1          Computation of Ratio of Earnings to Combined Fixed Charges
                    and Preferred Dividends. +
    23.1          Consent for Cadwalader, Wickersham & Taft is included in its opinion in Exhibit 5. +
    23.2          Consent of Deloitte & Touche LLP. +
    24            Power of Attorney (included on signature page of this
                    registration statement).

* Incorporated by reference to the Exhibits to Amendment No. 3 to the Registration Statement on Form S-1 (file no. 333-82409) filed with the Securities and Exchange Commission on August 31, 1999.

** To be filed either as an exhibit to an amendment to this Registration Statement or as an exhibit to a subsequent filing on Form 8-K.

+ Filed herewith.


ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculations of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the submitted issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the registration statement of which this prospectus is a part to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York on the 10th day of October, 2001.


                                       AMERICAN HOME MORTGAGE HOLDINGS, INC.



                                       By: /s/ Michael Strauss
                                          __________________________________
                                          Name:  Michael Strauss
                                          Title: Chairman, Chief Executive
                                                 Officer and President
                                                 (Principal Executive Officer)


                        SIGNATURES AND POWER OF ATTORNEY

     We, the undersigned officers and directors of American Home Mortgage Holdings, Inc., hereby severally constitute and appoint Michael Strauss as our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement, and any subsequent registration statement for the same offering or for any additional offerings (as contemplated by the registration statement filed herewith) which may be filed under Rule 415 or Rule 462, and generally to do all that is necessary in our name and on our behalf in our capacities as officers and directors to enable American Home Mortgage Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering or for any additional offerings (as contemplated by the registration statement of which this prospectus is a part filed herewith) which may be filed under Rule 415 or Rule 462.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 10, 2001.

         Signature                      Title
____________________________   __________________________________________



/s/ Michael Strauss            Chairman, Chief Executive Officer
____________________________   and President (Principal
Michael Strauss                Executive Officer)



/s/ C. Cathleen Raffaeli       Director
____________________________
C. Cathleen Raffaeli



/s/ Nicholas R. Marfino        Director
____________________________
Nicholas R. Marfino



/s/ Kenneth Slosser            Director
____________________________
Kenneth Slosser



/s/ John A. Johnston           Director
____________________________
John A. Johnston



/s/ Leonard Schoen, Jr.        Director
____________________________
Leonard Schoen, Jr.



/s/ Robert E. Burke            Chief Financial Officer
____________________________
Robert E. Burke                (Principal Financial Officer)



/s/ Richard Silver             Controller
____________________________
Richard Silver                 (Principal Accounting Officer)

                                  EXHIBIT INDEX
                                  -------------


  EXHIBIT NO.                              DESCRIPTION
---------------   --------------------------------------------------------------
     1.1          Underwriting Agreement. +
     1.2          Form of Warrant Agreement for Common Stock. +
     1.3          Form of Warrant Agreement for Preferred Stock. +
     4.1          Specimen Certificate for the Registrant's Common Stock. *
     4.2          Specimen Certificate for the Registrant's Preferred Stock. **
     5            Opinion of Cadwalader, Wickersham & Taft. +
    12.1          Computation of Ratio of Earnings to Combined Fixed Charges and
                     Preferred Dividends. +
    23.1          Consent for Cadwalader, Wickersham & Taft is included in its opinion in Exhibit 5. +
    23.2          Consent of Deloitte & Touche LLP. +
    24            Power of Attorney (included on signature page of this
                    registration statement).

* Incorporated by reference to the Exhibits to Amendment No. 3 to the Registration Statement on Form S-1 (file no. 333-82409) filed with the Securities and Exchange Commission on August 31, 1999.

** To be filed either as an exhibit to an amendment to this Registration Statement or as an exhibit to a subsequent filing on Form 8-K.

+ Filed herewith.